As filed with the U.S. Securities and Exchange Commission on May 10, 2022

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WILLIAM PENN BANCORPORATION

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	85-3898797 (IRS Employer Identification No.)

10 Canal Street, Suite 104, Bristol, Pennsylvania (Address of Principal Executive Offices)	19007 (Zip Code)

WILLIAM PENN BANCORPORATION 2022 EQUITY INCENTIVE PLAN

(Full title of the plan)

Kenneth J. Stephon

President and Chief Executive Officer

William Penn Bancorporation

10 Canal Street, Suite 104

Bristol, Pennsylvania 19007

(Name and address of agent for service)

(267) 540-8500

(Telephone number, including are code, of agent of service)

Copies to:

Gary M. Bronstein, Esq.

Lois W. Colbert, Esq.

Stephen F. Donahoe, Esq.

Kilpatrick Townsend & Stockton LLP

Washington, DC 20005

(202) 508-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462.

WILLIAM PENN BANCORPORATION

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information for the William Penn Bancorporation 2022 Equity Incentive Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1).

Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by William Penn Bancorporation (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a)       The Registrant’s Annual Form 10-K for the fiscal year ended June 30, 2021, as filed with the SEC on September 15, 2021, including information specifically incorporated by reference into the Company’s Form 10-K from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on October 8, 2021 (File No. 001-40255).

(b)       The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2021, December 31, 2021 and March 31, 2022, as filed with the SEC on November 4, 2021, February 3, 2022 and May 5, 2022, respectively, (File No. 001-40255).

(c)       The description of the Registrant’s common stock contained in the Registrant’s Form 8-A12B (File No. 001-40255), as filed with the SEC on March 19, 2021.

(d)       The Registrant’s Current Reports on Form 8-K (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K), as filed with the SEC on July 23, 2021, November 19, 2021, January 19, 2022, March 11, 2022 and April 20, 2022 (File No. 001-40255).

(e)       All documents filed by the Registrant, where applicable, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02. 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock offered hereby has been passed upon for the Registrant by the firm of Kilpatrick Townsend & Stockton LLP.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Maryland.

The Articles of Incorporation of William Penn Bancorporation provides as follows:

NINTH:   The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. Any indemnification payments made pursuant to this Article NINTH are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

Exhibit	Description	Location
4.1	Amended and Restated Articles of Incorporation of William Penn Bancorporation	Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form S-1 Registration Statement initially filed with the SEC on October 15, 2020 (File No. 333-249492)
4.2	Bylaws of William Penn Bancorporation	Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form S-1 Registration Statement initially filed with the SEC on October 15, 2020 (File No. 333-249492)
4.3	Specimen Stock Certificate of William Penn Bancorporation	Incorporated herein by reference to Exhibit 4.0 to the Registrant’s Form S-1 Registration Statement initially filed with the SEC on October 15, 2020 (File No. 333-249492)
5.1	Opinion of Kilpatrick Townsend & Stockton LLP as to the legality of the common stock to be issued	Filed herewith
10.1	William Penn Bancorporation 2022 Equity Incentive Plan	Incorporated herein by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A filed with the SEC on March 25, 2022 (File No. 001-40255)
10.2	Form of Non-qualified Stock Option Award Agreement	Filed herewith
10.3	Form of Performance-Based Restricted Stock Award Agreement	Filed herewith
10.4	Form of Time-Based Restricted Stock Award Agreement	Filed herewith
10.5	Form of Time-Based Restricted Stock Unit Award Agreement	Filed herewith
23.1	Consent of Kilpatrick Townsend & Stockton LLP	Contained in Exhibit 5.1
23.2	Consent of S.R. Snodgrass, P.C.	Filed herewith
24.1	Power of Attorney	Contained on signature page
107	Filing Fee Table	Filed herewith

Item 9. Undertakings.

A.       The undersigned Registrant hereby undertakes:

(1)                To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, William Penn Bancorporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, Commonwealth of Pennsylvania, on May 10, 2022.

WILLIAM PENN BANCORPORATION

By:	/s/ Kenneth J. Stephon
Kenneth J. Stephon
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of William Penn Bancorporation hereby severally constitute and appoint Kenneth J. Stephon and Jonathan T. Logan as the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kenneth J. Stephon	Chairman, President and Chief Executive	May 10, 2022
Kenneth J. Stephon	Officer (principal executive officer)

/s/ Jonathan T. Logan	Executive Vice President and Chief	May 10, 2022
Jonathan T. Logan	Financial Officer (principal financial and accounting officer)

/s/ Craig Burton	Director	May 10, 2022
Craig Burton

/s/ D. Michael Carmody, Jr.	Director	May 10, 2022
D. Michael Carmody, Jr.

/s/ Charles Corcoran	Director	May 10, 2022
Charles Corcoran

/s/ Glenn Davis	Director	May 10, 2022
Glenn Davis

/s/ William J. Feeney	Director	May 10, 2022
William J. Feeney

/s/ Christopher M. Molden	Director	May 10, 2022
Christopher M. Molden

/s/ William C. Niemczura	Director	May 10, 2022
William C. Niemczura

/s/ William B.K. Parry, Jr.	Director	May 10, 2022
William B.K. Parry, Jr.

/s/ Terry L. Sager	Director	May 10, 2022
Terry L. Sager

/s/ Vincent P. Sarubbi	Director	May 10, 2022
Vincent P. Sarubbi